UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2006
LCA-VISION INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27610	11-2882328
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (513) 792-9292
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.
     On June 12, 2006 at the Annual Meeting of Stockholders of LCA-Vision Inc. (the “Company”), the stockholders approved the 2006 Stock Incentive Plan (the “Plan”). The Company’s Board of Directors adopted the Plan, subject to approval by the Company’s stockholders at the Annual Meeting, on February 21, 2006. A copy of the Plan was attached as Exhibit A to the Company’s definitive Proxy Statement and is incorporated by reference herein.
     Also on June 12, 2006, the Board of Directors adopted arrangements for compensation of the members of the Board. Each non-employee Director will receive an annual fee of $40,000, one-half to be paid in cash and one-half in shares of unrestricted common stock. Payments will be made in arrears on a quarterly basis pro-rated from the time that an individual first becomes a Director. The shares of unrestricted common stock will be issued under the Plan and will be issued and valued at the close of business on the last business day of each calendar quarter. In addition, each non-employee Director will receive an award of restricted stock units of the Company having a value of $75,000. Units were issued under the Plan at the close of business on June 12, 2006, and pro-rated based upon the date upon which an individual first became a Director. Units will be settled by the issue of such number of shares of common stock as determined by dividing $75,000 by the Fair Market Value of a share, as defined in the Plan, at the close of business on June 12, 2006. The units will vest over a two year period, one half on June 12, 2007, and the remainder on June 12, 2008, contingent on the individual remaining a non-employee Director on such dates. On each of such dates, one half of the shares will be issued. Until the shares are issued, holders of the units will have no dividend or voting rights with respect to the units or the shares.
     The Chairman of the Audit Committee of the Board of Directors will receive an annual cash payment of $10,000 and the Chairs of the Compensation Committee and Nominating and Governance Committee will receive an annual cash payment of $5,000 each, payable quarterly. Upon first becoming a non-employee Director, an individual will receive a grant of 1,000 restricted stock units which will vest over a two year period. These units will be issued under the Plan at the close of business on the date on which the individual becomes a non-employee Director and will vest on the same basis as the other restricted stock units described above. The units will be settled through the issue of 1,000 shares of common stock, one half on each of the vesting dates.
     Dr. David W. Whiting, a director affiliated with the Company as the Medical Director of the Minneapolis Vision Centers, will receive an annual fee of $40,000, payable quarterly, in shares of unrestricted stock, in consideration of his additional services as a Director of the Company. Other employee Directors will receive no compensation in addition to that which they receive as employees of the Company.
     Mr. E. Anthony Woods will receive additional compensation for his board service as non-executive Chairman of the Board, beginning with his original appointment on March 15, 2006, and continuing for such time as he holds that position. Mr. Woods will receive an annualized fee of $225,000; $100,000 to be paid in cash and $125,000 to be paid on a quarterly basis in unrestricted shares of common stock issued under the Plan. The unrestricted shares will be issued and valued at the close of business on the last business day of each fiscal quarter.
     The Board of Directors also adopted a policy requiring each non-employee Director to own beneficially shares of common stock of the Company equal to three times the annual Director’s fee, or approximately $120,000. This level of ownership should be achieved by the second anniversary of an individual’s election or appointment as a Director of the Company. Restricted stock units granted to Directors as fees shall count towards this ownership expectation.
     In recognition of the approval by the Company’s stockholders of the Plan, the Directors also froze the Company’s 1995 Long-Term Stock Incentive Plan, the 1998 Long-Term Stock Incentive Plan and the 2001 Long-Term Stock Incentive Plan, so that no additional grants would be made under any of these incentive plans.
Item 9.01 Financial Statements and Exhibits.
10.1	LCA-Vision Inc. 2006 Stock and Incentive Plan, incorporated by reference to Exhibit A to definitive Proxy Statement of LCA-Vision Inc. for Annual Meeting of Stockholders held June 12, 2006, included as part of Schedule 14A filed on April 28, 2006.
10.2	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

/s/ Alan H. Buckey

Alan H. Buckey Executive Vice President/Finance and Chief Financial Officer
Date: June 16, 2006